Exhibit 10.1

EXECUTION VERSION

COMMITMENT LETTER

March 6, 2026

Odeon Finco PLC

8th Floor, 1 Stephen Street

London W1T 1AT

United Kingdom

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street, Leawood, KS 66211

Attention: Sean Goodman

Ladies and Gentlemen:

You have advised Deutsche Bank AG New York Branch (the “Commitment Party”, “we” or “us”) that Odeon Finco PLC (the “Borrower”) is contemplating borrowing a term loan (the “Term Loan”) in an aggregate principal amount of up to $425,000,000, on the terms described in the term sheet attached hereto as Exhibit A (the “Term Sheet”), which Term Loan shall be guaranteed on an unsecured basis by AMC Entertainment Holdings, Inc. (“AMC” and, together with the Borrower, “you”) and certain subsidiaries of Odeon Cinemas Group Limited (such subsidiaries, together with AMC, the “Guarantors”).

The proceeds of the Term Loan will be used to redeem in full all of the Borrower’s outstanding 12.750% Senior Secured Notes due 2027, which were issued pursuant to that certain Indenture, dated as October 20, 2022, between the Borrower and U.S. Bank Trust Company, National Association, as trustee and security agent, and to terminate (as applicable) and discharge all guarantees and security interests in respect thereof (collectively, the “Refinancing”). The borrowing of the Term Loan, the consummation of the Refinancing and the payment of fees and expenses related to the foregoing are collectively referred to herein as the “Transactions”.

Any capitalized term used herein, but not defined herein, shall have the meaning assigned to such term in the Term Sheet.

Section 1.            Commitments.

In connection with the foregoing, the Commitment Party is pleased to commit to lend (or to cause its affiliated designees to lend) the aggregate principal amount of the Term Loan upon the terms and conditions set forth in this agreement and in the exhibits, annexes and other attachments hereto (collectively, as amended, amended and restated, supplemented or otherwise modified, this “Commitment Letter”), subject only to the satisfaction or waiver of the applicable conditions set forth in Section 5 of this Commitment Letter and in Exhibit B attached hereto.

Section 2.            Fees and Expenses.

In consideration for the Commitment Party’s commitments and agreements herein with respect to the Term Loan, you agree to pay to the Commitment Party the non-refundable fees set forth in the Fee Letter, dated the date hereof and delivered herewith (the “Fee Letter”).

You also agree to reimburse the Commitment Party, on the earlier of the Closing Date (as defined below) or any earlier date on which the commitment hereunder is terminated or the Borrower determines not to borrow the Term Loan (in each case to the extent an invoice therefor is received at least three business days prior to the applicable date), or if invoiced on a later date within 10 business days following receipt of the relevant invoice, for the reasonable and documented out-of-pocket fees and expenses of its outside counsel, Willkie Farr & Gallagher LLP, and one local counsel to the Commitment Party in each relevant material jurisdiction, incurred in connection with the entry into this Commitment Letter and the consummation of the Transactions; provided that, in the event that the Closing Date does not occur due to a failure to satisfy the condition set forth in paragraph 8 of Exhibit B, you shall not be required to reimburse any such fees and expenses.

Section 3.            [Reserved.]

Section 4.            Information.

You hereby represent and warrant to us that (a) all written information (other than materials identified as budgets, projections, forecasts and other forward-looking information or statements (collectively, the “Projections”) and information of a general economic or industry-specific nature) that has been or will be made available to us by AMC (together with its direct and indirect subsidiaries, including the Borrower, the “Group”), its direct or indirect subsidiaries or any of their respective representatives in connection with the Transactions (the “Information”), when taken as a whole in combination with all publicly available information regarding the Group is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading (after giving effect to all supplements and updates thereto from time to time, in each case, at the Closing Date (as defined below)) and (b) the Projections that have been or will be made available to us by AMC, its direct or indirect subsidiaries or any of their respective representatives in connection with the Transactions have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Party that such budgets, projections or forecasts are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if at any time prior to the date on which the Closing Conditions are satisfied (or waived) in accordance with this Commitment Letter (the “Closing Date”), any of the representations in the preceding sentence would be incorrect if the Information and materials identified as budgets, projections or forecasts were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and materials identified as budgets, projections or forecasts so that such representations will be correct at such time; provided, that any such supplementation shall cure any breach of such representations. In issuing the commitments hereunder, we are and will be using and relying on the Information without independent verification thereof.

Section 5.            Conditions Precedent and Closing Requirements.

The Commitment Party’s obligation to fund the Term Loan is solely subject to and conditioned upon the satisfaction (or waiver by the Commitment Party, in its sole discretion) of the conditions precedent set forth in Exhibit B hereto (the “Closing Conditions”).

Section 6.            Indemnification; Exculpation.

You shall indemnify and hold harmless the Commitment Party and its affiliates (including, without limitation, their respective controlling persons) and each director, officer, employee, advisor, agent, affiliate, partner, member, and representative of the Commitment Party and its affiliates (each, an “Indemnified Person”) from and against any and all actions, suits, investigations, inquiries, claims, losses, damages, liabilities (joint or several), expenses or proceedings of any kind or nature whatsoever (“Liabilities”) which may be incurred by or asserted or threatened against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the definitive documentation for the Term Loan (including a credit agreement and any applicable guarantees or security documents) (the “Financing Documents”), the actual or intended use of proceeds from the Term Loan and/or the Transactions (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”); provided, that no Indemnified Person will be indemnified for any such Liabilities to the extent such Liabilities are found by a court of competent jurisdiction in a final and non-appealable judicial determination to have resulted directly from (i) the gross negligence or willful misconduct of such Indemnified Person in performing its services hereunder (except for any Liabilities that arise out of or are based upon an action or failure to act undertaken at the request of you or any your affiliates or with the consent of you or any of your affiliates) or (ii) a material breach of the obligations of such Indemnified Party under this Commitment Letter.

No party hereto, nor any of its respective affiliates or any of their respective officers, directors, partners, trustees, employees, affiliates, stockholders, advisors, managers owners, partners, agents, attorneys in fact, representatives or controlling persons, shall have any liability for any special, indirect, consequential or punitive damages in connection with or as a result of this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby; provided that, nothing herein shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided herein, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party.

Section 7.            No Partnership; No Fiduciary Duty.

(a)         None of the execution of this Commitment Letter, the borrowing of the Term Loan or the participation by the Commitment Party in the Transactions or any other transaction contemplated hereby is intended to be, nor shall it be construed to be, the formation of a partnership or other joint venture between you, the Commitment Party or any of your or its respective affiliates.

(b)        You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Transactions are arm’s-length commercial transactions between the Commitment Party, on the one hand, and you, on the other, and in connection therewith and with the process leading thereto: (i) the Commitment Party has not assumed an advisory or fiduciary responsibility in favor of you or your equity holders or affiliates with respect to the transactions contemplated hereby or the process leading thereto or any other obligation to you or your equity holders or affiliates except the obligations expressly set forth in this Commitment Letter, the Fee Letter and the Financing Documents; and (ii) the Commitment Party is acting solely as a principal (on its own behalf) and not as an agent or fiduciary of you or your management, equity holders, affiliates or creditors or any other person. The Borrower and AMC each acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the Transactions and such transactions related and the process leading thereto. The Borrower and AMC each further agree that it will not claim that the Commitment Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you or your equity holders or affiliates, in connection with the Transactions and such transactions related or the process leading thereto, or otherwise. In addition, the Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning you, your affiliates and other companies that may be the subject of this arrangement, and such affiliates of the Commitment Party will be entitled to the benefits afforded to the Commitment Party hereunder.

(c)         You further acknowledge that the Commitment Party and its affiliates are full service securities or banking firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and, in furtherance of the foregoing, you acknowledge and agree that the obligations of the Commitment Party set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Commitment Party that principally manages and/or supervises the Commitment Party’s investment in the Transactions (as further set forth in the signature page hereto), and shall not apply to any other affiliate, trading desk or business group of the Commitment Party. Without limitation to the trading desk(s) and/or business group(s) of the Commitment Party that principally manages and/or supervises the Commitment Party’s investment in the Transactions, in the ordinary course of business, the Commitment Party and its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships or your competitors or potential competitors or entities engaged in business similar to or the same as you and your affiliates, and the execution of this Commitment Letter is not intended to and shall not restrict or preclude such activities (including but not limited to the purchase or sale of any securities or other instruments, the purchase or sale of the assets of any companies, the provision of financing to any companies or conducting any other activities in the ordinary course of business). With respect to any securities and/or financial instruments so held by the Commitment Party, any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Section 8.            Governing Law; Waiver of Jury Trial; Consent to Service of Process.

This Commitment Letter and any dispute, claim, counterclaim, or cause of action (whether in contract, tort or otherwise and whether at law or in equity) arising hereunder or relating to the transactions contemplated hereby shall be governed by the internal laws of the State of New York. Each party hereby waives any right which it may have to a trial by jury in any dispute, claim, counterclaim, or cause of action (whether in contract, tort or otherwise and whether at law or in equity) arising under or relating to this Commitment Letter or the transactions contemplated hereby. Each party hereby agrees that any dispute, claim, counterclaim, or cause of action (whether in contract, tort or otherwise and whether at law or in equity) arising under or relating to this Commitment Letter or the transactions contemplated hereby shall be maintained in a State or United States court of competent jurisdiction sitting in the City, State and County of New York. Each party hereby consents and submits itself to the exclusive jurisdiction of such State and United States courts of New York for the purposes of the adjudication of such legal proceedings and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same. You further agree that service of any process, summons, notice or document by registered mail addressed to you at your address set forth at the top of this Commitment Letter shall be effective service of process for any such suit, action or proceeding brought in any such court.

Section 9.            Public Announcements.

No press release or public announcement related to this Commitment Letter or the Transactions shall be issued or made by the Commitment Party or its affiliates without the prior written approval of the Borrower (which shall not be unreasonably withheld), unless required by law (based on the advice of counsel) in which case the Borrower shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, the Commitment Party and its affiliates shall not be restricted from communicating with their respective investors and potential investors in connection with marketing, informational or reporting activities; provided, that the recipient of such information is subject to a customary obligation to keep such information confidential. The Company may issue or make one or more press releases or public announcements (in which case the Commitment Party shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication) and may file this Commitment Letter with the SEC and may provide information about the subject matter of this Commitment Letter in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities.

Section 10.          PATRIOT Act Compliance.

Pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), the Commitment Party may be required to obtain, verify and record information that identifies you and your subsidiaries, which information includes the name and address of you and your subsidiaries and other information that will allow the Commitment Party to identify you and your subsidiaries in accordance with the PATRIOT Act and Beneficial Ownership Regulation.

Section 11.          Assignment.

This Commitment Letter may not be assigned by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent will be null and void ab initio), is intended to be solely for the benefit of the parties hereto and, except as set forth herein, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

Section 12.          Entire Agreement.

This Commitment Letter and the Fee Letter sets forth the entire agreement between you, your affiliates and the Commitment Party with respect to the subject matter hereof, and all other prior agreements shall be deemed to have merged herewith. The provisions of this Commitment Letter cannot be waived, amended or modified orally, or by an act or failure to act on the part of any party hereto, but only by an agreement in writing signed by you and the Commitment Party.

Section 13.          Counterparts.

This Commitment Letter may be executed in one or more counterparts, and delivery of an executed counterpart of a signature page to this Commitment Letter by electronic transmission (e.g., a “pdf”, “tiff” or DocuSign) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

Section 14.            Acceptance and Termination.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Party the enclosed copy of this Commitment Letter and the Fee Letter before 11:59 p.m., New York City time, on March 6, 2026, whereupon this Commitment Letter will become a binding agreement between you and the Commitment Party. If this Commitment Letter and the Fee Letter have not been signed and returned to us, and such amounts have not been received by us, in each case, by the time specified in the preceding sentence, this offer will terminate at such time.

Thereafter, all commitments and undertakings of the Commitment Party hereunder will automatically expire and terminate on the earliest to occur of: (i) April 6, 2026, (ii) the execution and delivery of the Financing Documents, or (iii) notice by the Borrower of the termination of the Commitment Letter. The fee, expense reimbursement, indemnification and governing law, waiver of jury trial and forum provisions in this Commitment Letter shall survive any termination of this Commitment Letter of any portion hereof.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Commitment Letter as of the date first above written.

DEUTSCHE BANK AG NEW YORK BRANCH
(solely with respect to the Distressed Products Group)

By:	/s/ C.J. Lanktree
	Name:	C.J. Lanktree
	Title:	Managing Director

By:	/s/ Whitney Zeledon
	Name:	Whitney Zeledon
	Title:	Director

[Signature Page – Commitment Letter]

ODEON FINCO PLC

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Director

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer, International and Treasurer

[Signature Page – Commitment Letter]

Exhibit A

Term Sheet

[See attached.]

Odeon Finco PLC

$425 Million First Lien Term Loans due 2031

Term Sheet1

Agreed Term
Borrower:	• Odeon Finco PLC
Lender:	• Deutsche Bank AG New York Branch (“Deutsche Bank”)
Agent:	• A financial institution selected by Deutsche Bank with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed
Principal Amount:	• $425 million aggregate principal amount of Term Loans to be funded in USD and to be repaid in like currency
Guarantors & Collateral:

•      Same as the existing 12.750% Senior Secured Notes due 2027 issued by Odeon Finco PLC (the “Existing Notes”)

•      AMC guarantee on substantially the same terms as the guarantee in respect of the Existing Notes except that releases of such guarantee shall not be permitted

Use of Proceeds:	• Proceeds from the Term Loan will be used by the Borrower for the repayment of the Existing Notes
Maturity:	• 5 years from the Closing Date
Interest Rate:	• 10.5% per annum, payable quarterly in cash
Amortization:	• 1.0% per annum, payable quarterly in cash
Mandatory Prepayments	• Same as the “Prepayment Events” set forth in the Muvico Credit Agreement[2] (subject to the Covenant Grid attached hereto as Annex I)
Call Protection:

•      NC-2, with customary 50/25/par step-down

•      Payable upon (a) voluntary repayment or prepayment of loans, (b) acceleration (including automatic acceleration upon an insolvency event of default), (c) foreclosure, sale or collection of collateral, (d) sale of collateral in any insolvency proceeding, (e) restructuring, reorganization or compromise of loan obligations by confirmation of plan in any insolvency proceeding, or (f) termination of credit agreement, as liquidated damages and compensation.

Special Call:	• Special call provision at 102% until 3/31/27 in the event of a refinancing of the Muvico Credit Agreement and the Term Loan, with new debt that may be secured and guaranteed by AMC, OCGL and Muvico and their respective subsidiaries.

1 Terms defined in the Commitment Letter are used herein as defined therein.

2 “Muvico Credit Agreement” means the Credit Agreement, dated as of July 22, 2024 (as amended by the First Amendment to Credit Agreement, dated as of July 24, 2025), among AMC and Muvico, LLC, as borrowers, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent.

Agreed Term
Financial Covenants:

•      Maintain minimum of $40 million cash (measured as cash in accounts of the Odeon Group (as defined in the Covenant Grid attached hereto as Annex I)) as of the last day of each fiscal quarter, subject to 60 day equity cure period (the “Quarterly Test”)

•      Related reporting demonstrating compliance with the covenant in form and substance to be agreed; provided that any calculations shall only be delivered by the Borrower to the Agent (but without limiting the right of any Lender to request or obtain such calculations from the Agent).

Representations and Warranties	• Based on and substantially consistent with the terms of the Muvico Credit Agreement subject to appropriate modifications for the jurisdictions of organization of the Borrower and the non-US guarantors
Affirmative and Negative Covenants; Events of Default:	• Based on and substantially consistent with the terms of the Muvico Credit Agreement subject to the Covenant Grid attached hereto as Annex I and the terms set forth herein
Ratings:	• You will use all commercially reasonable efforts to obtain, within thirty (30) days of the Closing Date and thereafter maintain, a (i) public corporate rating and (ii) rating of the Term Loan from both Moody’s and S&P
Governing Law	• New York, subject to collateral documents governed by local law
Lender Assignments and Participations	• Same as Muvico Credit Agreement
Documentation	• Based on and substantially consistent with the terms of the Muvico Credit Agreement subject to the Covenant Grid attached hereto as Annex I and the terms set forth herein

ANNEX I

COVENANT GRID

[SEE ATTACHED]

ODEON TERM LOAN

Covenant / Related Terms Grid 1

Odeon Term Loan Provision
General
1.	Unrestricted Subsidiaries	Consistent with the Muvico Credit Agreement: • No Unrestricted Subsidiaries • No amendments to permit designation of or asset transfers to Unrestricted Subsidiaries
2.	“LME Blockers”	Consistent with the Muvico Credit Agreement: • J. Crew Blocker • Chewy Blocker • Double DIP Blockers • Serta Blocker • Incora / Wesco Blocker • No amendments to loan repurchase provisions
3.	Certain Covenants (Section 6.12)

Consistent with the Muvico Credit Agreement (solely to the extent such covenants apply to the Odeon Group thereunder), with respect to:

•      Section 6.12(a) (Material Property)

•      Section 6.12(b) (no new Excluded Subsidiaries)

•      Section 6.12(c) (non-cash dispositions to AMC Group or Muvico Group), but without carve-out for dispositions of Intellectual Property contemplated, etc., by the Intercompany Agreements

•      Section 6.12(h) (amendments, etc., of Organizational Documents)

4.	Application of Covenants	• Odeon Cinemas Group Limited (the “Company”) and its Subsidiaries, including the Borrower (collectively, the “Odeon Group”)
Debt
5.	Ratio Debt

•      3.5x Total Leverage Ratio; limited to junior lien debt

•      Can only be incurred by Odeon Loan Parties that are Muvico Loan Parties[2]

•      Can only be incurred in good faith for bona fide business purposes and not for the purpose of materially reducing the collateral value or disadvantaging the lenders’ creditor rights

1 Certain agreed covenants to be reflected in the Muvico Credit Agreement as a conforming amendment pursuant to the “Required Additional Debt Terms” set forth therein.

2 In addition, Odeon Group shall not become Muvico Loan Parties

Odeon Term Loan Provision
6.	General Debt Basket	Same as Muvico Credit Agreement except $10 million
7.	Acquired Debt	Uncapped subject to 3.5x First Lien Leverage Ratio and 5.5x Total Leverage Ratio; not incurred in contemplation of permitted acquisition or investment (ratios calculated based on Odeon and its subsidiaries)
8.	Non-Loan Party Debt	$10 million; may only be incurred in good faith for bona fide business purposes (applies to Odeon and its subsidiaries, as Muvico Non-Loan Parties) except reduced by amount of capacity utilized to incur the Odeon Loans
9.	Subordinated Debt	None
10.	Purchase Money / Capital Lease Obligations	Same as Muvico Credit Agreement (including permitted closing date capital leases scheduled at closing thereof in addition to the dollar basket); provided, further, that this basket may be utilized only to finance equipment and other assets that, in each case, are physically located in the Odeon Group’s theater properties and are used or useful in the businesses operated by the Odeon Group’s theaters (“Theater Assets”)
11.	Other Muvico Debt Baskets	Same as Muvico Credit Agreement (including with respect to intercompany debt) solely to the extent such baskets apply to the Odeon Group thereunder
Lien
12.	General Lien Basket	Same as Muvico Credit Agreement except $10 million
13.	Cash Collateral provided for Swap Agreements	Same as Muvico Credit Agreement except $3 million
14.	Other Muvico Lien Baskets	Same as Muvico Credit Agreement solely to the extent such baskets apply to Odeon Group thereunder
Restricted Payments
15.	General RP Basket	Same as Muvico Credit Agreement except $1 million
16.	Repurchase of Employee / Director Stock	Same as Muvico Credit Agreement except $500K
17.	Other Muvico Restricted Payments	Same as Muvico Credit Agreement solely to the extent such baskets apply to Odeon Group thereunder

Odeon Term Loan Provision
Investments
18.	General Investments Baskets	Same as Muvico Credit Agreement except $6 million
19.	Loans or Advances to Employees / Directors	Same as Muvico Credit Agreement except $500K
20.	Intercompany Cash Management	Investments permitted (x) solely to fund the business operations of the Odeon Group, (y) in the ordinary course of business and consistent with past practices and (z) not for the purposes of materially reducing the value of the collateral or disadvantaging the Lenders in respect of their rights as creditors relative to other creditors
21.	Other Muvico Investments	Same as Muvico Credit Agreement solely to the extent such baskets apply to Odeon Group thereunder
Junior Financing Prepayments / Modifications
22.	Permitted Refinancings	Uncapped, subject to satisfaction of requirements for Permitted Refinancings
23.	Scheduled Prepayments	Prepayments of Junior Financings set forth on Schedule 6.08(b) (but only with respect to any Junior Financings owing by the Odeon Group set forth on Schedule 6.08(b) of the Muvico Credit Agreement at Closing)
24.	Amendments to Junior Financings	Prohibited to extent materially adverse to Muvico Lenders
25.	Other Muvico Junior Debt Payments	Same as Muvico Credit Agreement solely to the extent such baskets apply to Odeon Group thereunder
Asset Sales
26.	General Basket	Same as Muvico Credit Agreement except $350,000 threshold
27.	Capped General Basket	Same as Muvico Credit Agreement except $2 million
28.	Sales of Acquired Non-Core Assets	Uncapped
29.	Dispositions to Affiliates	Same as Muvico Credit Agreement except applies to Odeon Group
30.	Permitted Asset Swaps	Same as Muvico Credit Agreement, subject to (x) an aggregate cap, based on FMV of swapped assets, of $10 million and (y) additional asset swaps permitted so long as (i) the Borrower obtains a fairness opinion from a reputable internationally recognized investment bank, valuation firm or accounting firm with respect to the transaction and (ii) such acquired assets are theatrical exhibition assets and located in jurisdictions the Odeon Group currently operates in.
31.	Other Asset Sales	Same as Muvico Credit Agreement solely to the extent such baskets apply to Odeon Group thereunder

Odeon Term Loan Provision
Transactions with Affiliates
32.	General Affiliate Transactions Basket	Same as Muvico Credit Agreement except $1 million individual threshold and $3 million aggregate threshold
33.	Transaction with Affiliates Baskets	Same as Muvico Credit Agreement solely to the extent such baskets apply to Odeon Group thereunder
Events of Default
34.	Cross-Default Threshold	$25 million
35.	Other Events of Default Threshold	$25 million
Other Terms
36.	Anti-Hoarding	Limitation on amendments to amendments to applicable provisions in the Muvico Credit Agreement in a manner adverse to or more restrictive on the Odeon Group
37.	Prepayment Event

Same as Muvico Credit Agreement except

•      $10 million a year de minimum threshold (provided that such net proceeds are reinvested in Theater Assets subject to 12 month reinvestment period)

•      Any Net Cash Proceeds from Permitted Asset Swaps or Casualty Events subject to 12 month reinvestment right in Theater Assets or replacement assets

38.	Excess Cash Sweep	None
39.	Material Real Property	Same as Muvico Credit Agreement

Exhibit B

Conditions Precedent

The funding of the Term Loan shall be subject to the following conditions precedent (which may be waived by the Commitment Party in its sole discretion) prior to or substantially concurrently with the consummation of the Transactions:

1.	On the Closing Date, the Commitment Party shall receive (i) customary legal opinions, (ii) customary organizational documents, customary evidence of authority or board approvals (as applicable) and officers’ and public officials’ certifications for the Borrower and Guarantors, (iii) customary closing certificates, (iv) a solvency certificate with respect to AMC and its subsidiaries on a consolidated basis (with “solvency” defined in a manner consistent with the Muvico Credit Agreement (as defined in the Term Sheet)), (v) customary insurance certificates with respect to AMC and (vi) a customary borrowing notice.

2.	The Borrower, the Guarantors, the administrative agent and collateral agent for the Term Loan (who shall be reasonably acceptable to you and the Commitment Party) (the “Agent”) and each other person party thereto shall have executed and delivered each of the applicable Financing Documents which are required to be executed on or prior to the Closing Date to which they are a party, which shall be consistent with the terms set forth in this Commitment Letter, including, for the avoidance of doubt, the Term Sheet.

3.	All documents and instruments required to create and perfect the Agent’s security interests granted by (i) each Guarantor incorporated in England and Wales over the assets described in the applicable English law debenture and (ii) AMC UK Holding Limited over its shares owned in Odeon Cinemas Group Limited ((i) and (ii) together, the “UK Security Documents”) have been executed and delivered (to extent required to do so on or prior to the Closing Date pursuant to the relevant security arrangement) and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Refinancing), pursuant to which the filing and registration of UK Security Documents with Companies House in England and Wales shall be made within 21 days of executing such document (to the extent applicable).

4.	The representations and warranties of the Borrower and the Guarantors set forth in the Financing Documents shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the Closing Date or on such earlier date, as the case may be.

5.	The Commitment Party shall have received, at least three business days prior to the Closing Date, from the Borrower and the Guarantors all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation, in each case, to the extent requested at least ten business days prior to the Closing Date. The Borrower and each Guarantor shall provide any relevant customary documentation reasonably requested by the Commitment Party for purposes of completing the process of setting the Borrower and each Guarantor up as a new account for the Commitment Party and shall have received all approvals with respect to setting up the Borrower and each Guarantor as a new account at the Commitment Party.

B-1

6.	All fees and expenses required to be paid on or prior to the Closing Date pursuant to the Commitment Letter (with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date) or the Fee Letter, shall, upon the borrowing of the Term Loan, have been paid (which amounts may be offset against proceeds of the Term Loan).

7.	The Refinancing shall have been consummated substantially concurrently with the borrowing of the Term Loan.

8.	Since March 6, 2026, there shall have been no Material Adverse Effect (without giving effect to the Transactions). “Material Adverse Effect” shall be defined to mean any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of Odeon Cinemas Group Limited and its subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Financing Documents or (c) the rights and remedies of the Agent and the lenders under the Financing Documents.

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